UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Faraday Future Intelligent Electric Inc.

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On February 16, 2023, Faraday Future Intelligent Electric Inc. (the “Company”) hosted a pre-recorded Q&A webinar regarding the matters that will be voted on at the Company’s special meeting of stockholders to be held on February 28, 2023, among other things. A transcript of the webinar is provided below.

[Forward-Looking Statements]

Statements or comments made during this presentation may be forward-looking statements. Forward – looking statements may include but are not necessarily limited to financial projections or other statements of the company’s plans, objectives, expectations, or intentions. These matters involve certain risks and uncertainties. The company’s actual results may differ significantly from those projected or suggested and any forward-looking statements due to the variety of factors which are discussed in detail in our SEC filings.

[Opening]

Hello and thank you for joining me today. I’m Charles Hsieh, and I’m the Head of Investor Relations here at Faraday Future.

We are here today to address the questions that you, our investors, have raised. We appreciate your interest in Faraday Future and your thoughtful questions. We hope that this Q&A session will provide more clarity and insight into our operations, strategy, future prospects, and most importantly, the voting procedures of our Special Shareholder Meeting which will be held on February 28th, 2023.

Our team has prepared the answers to your questions to the best of our ability, and we are committed to being transparent and responsive to your concerns. We understand that you have invested your time and resources in our company, and we take this responsibility seriously. We value your feedback and truly appreciate your continued support.

So without further ado, let’s begin our q and a session.

[Q1]

Question one. Why do I need to vote? What is the importance of the vote?

Your vote in favor of an increase in the number of authorized shares helps clear the path for future financing. More importantly, the approval of the authorized shares will help allow for the completion of the current $135 Million financing round.

While we have received a portion of the financing commitments that we received early last week, a successful vote is a condition precedent to receiving the remaining amounts of that financing. Timely receipt of the full amount is imperative to the planned start of production by the end of March.

We believe that, for the interest of all stockholders, stockholders as of January 31 should vote all their shares in favor of the proposals set forth.

[Q2]

Hi there I am an existing stockholder and would like to know how I can place my vote via the internet. Please send me directions on how to do this.

If you are a stockholder of record, you should have received your voting card with voting instructions by now. You can follow the instructions and cast your vote.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, follow the instructions provided by your broker, bank or other nominee on the Voting Instructions mailed (or e-mailed) to you.

Depending on where you hold your shares, voting instructions and control number will be unique to you.

You can also scan the QR codes below to learn more about how to vote.

If you have any questions, you can email our proxy solicitor at Faraday@georgeson.com. If you need support in Chinese, you can email us at cn-ir@ff.com.

[Q3]

I see that the company is working diligently to notify stockholders and solicit votes. Why is that? Are you worried that the votes are not enough to pass? Is the vote of retail investors meaningful?

Wonderful question.

Public companies in the US have an obligation to notify all stockholders whenever special and annual meetings are held. Stockholders must be allowed to participate, consider proposals and vote.

Therefore, FFIE does its best to reach out to all stockholders through mail, courier, media and social media channels.

In addition, I would like to point out that there is a minimum quorum required for the convening of the special meeting. More than half of the common shares outstanding as of January 31 are required to attend this upcoming special meeting. Therefore, we implore everyone to vote as EVERY VOTE COUNTS.

The proposals submitted to each special meeting are very important. FF plans to hold a special stockholder meeting on February 28th, 2023, to consider proposals to increase the authorized shares of Faraday Future Class A common stock and access shares under the standby equity purchase agreement entered into by the company with an affiliate of Yorkville Advisors.

These proposals, if approved by Faraday Future stockholders, will help us to deliver the FF 91 Futurist and our future business objectives as well as create more stockholder value for you, the stockholders. Therefore, FFIE and its Board of Directors strongly recommend that stockholders dated as of January 31, 2023 vote in favor of the proposals.

[Q4]

When is the annual general meeting? Why are the AGM and EGMs not held together?

The meeting being held on February 28th, 2023 is a special stockholders meeting and is different from the annual general meeting, which we will schedule as soon as practical. The reason FFIE has decided to hold a special meeting is because we need your vote in favor of an increase in the number of authorized shares. The approval of this vote will help allow for the complete execution of the current round of financing.

While we have received a portion of the financing announced last week, a successful vote is a condition precedent to receiving the remaining amounts of that financing. Timely receipt of the full amount is imperative to the planned start of production by the end of March.

Therefore, because of the importance and, we believe, value creation of starting production in a timely manner, we did not want to wait until the annual general meeting.

[Q5]

The special stockholder meeting is not being held until February 28th. Why do we have to vote now?

Great question.

Many investors register shares in the name of a broker, bank or agent. These investors are the actual beneficiaries. They need to reach out to their banks, brokers and agents to get voting instructions and complete the vote. The deadline for their agents to collect voting applications is often earlier than the time of the stockholders’ meeting. Some brokers outside the U.S. even close voting applications two weeks in advance.

Therefore, early voting by stockholders, regardless of whether you have time to attend on the day of the special meeting, can ensure that your shares can be counted in the voting of the special meeting in accordance with your opinion. After an early vote, stockholders can still attend the special meeting. Therefore, we highly recommend that stockholders vote early.

[Q6]

Are there any plans for the reverse split of the stock?

The board of directors has previously approved a reverse stock split but is evaluating if and when to effectuate such a split based on market conditions.

The Company is focused on reaching and achieving our dedicated milestones, like start of production by the end of March that we expect to allow the market to recognize the true value of FFIE.

If FFIE’s stock price can stay above $1 for ten consecutive trading days, then the company doesn’t need to execute the reverse stock split.

[Q7]

Please explain the difference between authorizing shares and issuing shares.

Great question.

Authorized shares are shares that a company has the authority to issue under its charter, and the outstanding shares are the number of shares issued by the company.

An increase in the number of authorized shares helps clear the path for additional future financing. More importantly, the approval of the authorized shares will help allow for the complete execution of the current round of financing, which we believe should facilitate the planned start of production by the end of March, assuming timely receipt of funds.

[Q8]

Why would you sell so much equity at such a low valuation if you believe there is value in the business?

Another great question.

Our goal is to minimize dilution as much as possible as we move towards deliveries of the FF 91 Futurist. The Company has been and will continue to be judicious about raising money in the most efficient manner and in a way that best enhances stakeholder value.

The board of directors believes this is the best path forward to unlocking future long-term value. This round of financing, together with the money that has been received since the Global Investor Business Update Meeting last December, as well as previous commitments, means the Company believes it has secured the funds required for start of production assuming receipt of funds in a timely manner.

We believe that the start of production moves FFIE in a very positive direction, validating what we have long believed to be true – that we are undervalued.

As we hit milestones, we believe the stock market will reflect upon our valuation positively and we intend to raise future money at better, and less dilutive, valuations.

[Q9]

Is the company’s latest financing a private placement or a public offering?

This last financing round that was announced early last week was a private placement with registration rights.

[Q10]

How many additional shares will be issued before start of production?

Shares issued by FFIE will depend on FFIE’s stock price at the time of conversion of the notes and at the time of exercise of the warrants if the exercise is on a cashless basis.

[Q11]

Is there a relationship between the investor and the major stockholder of the company in the latest financing agreement?

As a NASDAQ-listed public company, companies are required to disclose related-party transactions. And investors are required to represent that they have no undisclosed relationships with FFGP and its related parties.

Senyun, ATW, and our new investor, Acuitas, are independent investors with no agreement, arrangement or understanding with FFGP or its related parties, and who we believe decided to invest in FFIE based on the value they saw in the company.

We are very grateful to all our investors, including you for sharing the same long-term vision of FFIE.

[Q12]

Approaching Start of Production, can you tell more about the construction of the factory and share the overall video of the factory?

We have completed six milestones, with #6 being the completion of construction and equipment installation in vehicle assembly areas.

With timely receipt of the funding that was announced last week, the Company is now closing on the seventh milestone, which is the start of production. We have in recent months and continue to post regular video updates of our progress at Hanford, that can be viewed via ff.com or in our YouTube channel.

[Q13]

How many cars are you planning to produce for the first 3 months after launching?

How are you going to increase the number of sales?

We are pleased to have secured incremental funding commitments that will allow us to achieve the start of production by the end of March assuming receipt of funds in a timely manner. We will look to update the market on our progress as we ramp production.

We have a fantastic sales and marketing team excited to be able to leverage upcoming FF 91 Futurist deliveries to customers to drive awareness and create buzz.

[Q14]

What is the current cash status of the company? Are there enough funds to support startup production?

We’ve recently secured $135 million in new financing commitments, and the Company has already received $60 millions including $5 million from our existing facility. In addition, $29 million including $4 million from our existing facility is scheduled to be funded by end of February subject to the satisfaction or waiver of certain conditions. The remaining amount of $55 million will be funded within 5 business days after the satisfaction or waiver of certain conditions, including the Authorized Share Increase Approval scheduled for a vote at the Company’s special meeting of shareholders on February 28, 2023, and an effective registration statement for the shares underlying the notes.

In summary, we have received $83 Million (Amounting to $75 Million net of OID and transaction costs) since December 15th, 2022. And secured 84 Million (Amounting to $76 Million net of OID and transaction costs) committed capital for supporting the FF 91 Futurist SOP subject to certain conditions.

Once consummated on the contemplated timeline, FF is expected to have raised all the necessary funds for the start of production (“SOP”) of the FF 91 Futurist.

Also, to give ourselves more additional flexibility, we entered into a standby equity purchase agreement that will allow us to draw funds in exchange for share issuances which can be increased up to $350M, subject to certain conditions, including sufficient authorized shares and an effective registration statements.

[Ending]

As you can see, this upcoming vote is extremely important for the future success of the Company.

Your vote in favor of an increase in the number of authorized shares helps clear the path for future financing. The approval of the authorized shares will help allow for the complete execution of the current round of financing.

I want to emphasize that while we have received a portion of the financing contemplated by the commitments that we received early last week, a successful vote is a condition precedent to receiving the remaining amounts of that financing. Timely receipt of the full amount is imperative to the planned start of production by the end of March

We believe that, for the interest of all stockholders, all stockholders as of January 31 should vote all their shares in favor of the proposals set forth.

Thank you once again for your continued support of the company. We have a lot of great things happening and we are making a lot of progress as a company. We hope you vote in support of the proposals NOW in order facilitate a timely start of production of the FF 91 Futurist.

Thank you so much for watching. Thank you so much for your continued support and please, please vote.